INVESTMENT SUB-ADVISORY AGREEMENT

This INVESTMENT SUB-ADVISORY AGREEMENT is made as of August 21, 2026, by and among PACER FUNDS TRUST (the “Trust”), PACER ADVISORS, INC. (“Adviser”), and METAURUS ADVISORS LLC (“Sub-Adviser”) (collectively, the “Parties”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement as of August 21, 2026 with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), under which the Adviser provides advisory services to, among other series of the Trust, the funds listed on Schedule B hereto (as may be amended from time to time) (each individually a “Fund” and collectively, the “Fund(s)”).

WHEREAS, the Trust’s Board of Trustees and the Adviser desire to retain the Sub Adviser to furnish investment advisory services to each Fund, and the Sub-Adviser has agreed to act in such capacity; and

WHEREAS, the Parties intend that this Agreement shall constitute a separate and distinct agreement with respect to the Funds and that nothing contained herein shall amend, modify, supersede, or otherwise affect the rights, obligations, terms, or conditions of any other agreement between the Parties, which shall remain in full force and effect in accordance with its terms.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereto agree as follows:

1.Appointment. The Adviser hereby appoints the Sub-Adviser to provide investment sub-advisory services to each Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following:

(a)the Trust’s Declaration of Trust and all amendments thereto or restatements thereof (such Declaration of Trust, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

(b)the Trust’s By-Laws and all amendments thereto;

(c)resolutions of the Trust’s Board of Trustees authorizing the appointment of the Sub-Adviser and approving this Agreement;

(d)the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the “SEC”) and all amendments thereto;

(e)the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”) (File No. 333-201530) and under the 1940 Act (File No.

811-23024), as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to each Fund; and

(f)the Trust’s most recent prospectus and Statement of Additional Information relating to each Fund (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively called the “Prospectus”).

(g)The Adviser will furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing as soon as commercially practicable.

3.Management. Subject to the supervision of the Trust’s Board of Trustees and the Adviser, the Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of each Fund and place orders to acquire, dispose of, hold, manage and otherwise transact in securities, derivative instruments and derivative contracts, including entering into, maintaining, modifying, closing, offsetting and terminating derivative contracts, all on behalf of each Fund. In the performance of its duties, the Sub-Adviser will satisfy its fiduciary duties to each Fund, will monitor each Fund’s investments, and will comply with the provisions of the Trust’s Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of each Fund as contained in the Prospectus, each as applicable to its provision of services under this Agreement. The Sub-Adviser and the Adviser will make their officers and employees available to the other from time to time at reasonable times to review investment policies of each Fund and to consult with each other regarding the investment affairs of each Fund. The Sub-Adviser will report to the Trust’s Board of Trustees and the Adviser with respect to the implementation of such program.

The Sub-Adviser further agrees that it:

(a)will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)will conform and comply with all applicable U.S. rules and regulations pertaining to its investment advisory activities;

(c)will place orders pursuant to its investment determinations for each Fund either directly with the issuer, with any regulated broker, dealer or other counterparty, or through any regulated trading venue. The Sub-Adviser will place orders for the purchase or sale of securities at such prices and commission rates as are consistent with its obligation to seek best execution of such transactions as such term is reasonably understood under the Investment Advisers Act of 1940 (“Advisers Act”). Where the Sub-Adviser places orders for the purchase or sale of securities for a Fund, in selecting brokers or dealers to execute such orders, the Sub Adviser is expressly authorized to consider the fact that a broker or dealer has been or will be furnishing research or other information or services which assist the Sub-Adviser’s performance of its investment decision-making responsibilities generally, provided that the commission cost is reasonable in relation to the brokerage and research services provided. Compensation received by the Sub-Adviser pursuant to this Agreement shall not be reduced by any benefits received by the Sub-Adviser pursuant to this section. The Sub-Adviser may direct brokerage to whomever it deems appropriate consistent with the foregoing. In no instance will portfolio securities be purchased from or sold to the Adviser or any of its affiliated brokers or dealers, the Sub-Adviser or any affiliated person of either the Trust, the Adviser or the Sub-Adviser, except as may be permitted under the 1940 Act;

(d)will report regularly to the Adviser and to the Trust’s Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of the Adviser and the Trust’s Board of Trustees on a regular basis at reasonable times the management of each Fund, including, without limitation, review of the general investment strategy of each Fund, the performance of each Fund in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Adviser or the Trust’s Board of Trustees (including, without limitation, with respect to benefits obtained from brokerage);

(e)will maintain books and records with respect to each Fund’s securities transactions and will furnish the Adviser and the Trust’s Board of Trustees such periodic and/or special reports as the Adviser or the Trust’s Board of Trustees may reasonably request;

(f)will act upon instructions from the Adviser regarding the services provided pursuant to Section 3 that are not inconsistent with its fiduciary duties hereunder;

(g)will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld, delayed, or conditioned, and may not be withheld, delayed, or conditioned where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. Notwithstanding anything to the contrary in this Agreement, Sub-Adviser may disclose any information in its possession to any banking, financial, securities or similar supervisory or regulatory authority having jurisdiction over the receiving party or its representatives without notice of any kind, provided that such request does not specifically target the Trust, Adviser, or the Confidential Information;

(h)will receive the research and recommendations of the Adviser with respect to the investment and reinvestment of the assets of each Fund; and

(i)[reserved];

(j)has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(k)is registered as an investment adviser under the Advisers Act and has provided its current Form ADV, including the firm brochure and applicable brochure supplements to the Adviser. Upon written request from the Adviser, the Sub-Adviser shall promptly furnish to the Adviser copies of its current Form ADV including the firm brochure and applicable brochure supplements;

(l)will maintain each such registration, license or membership in effect at all times during the term of this Agreement and will obtain and maintain such additional governmental, self-regulatory, exchange or other licenses, approvals and/or memberships and file and maintain effective such other registrations as may be required to enable the Sub-Adviser to perform its obligations under this Agreement;

(m)maintains errors and omissions insurance coverage in a commercially reasonable amount and shall provide written notice to the Adviser and the Trust of (i) any material reduction, cancellation, or non-renewal of such insurance coverage or (ii) any material claim under such insurance that results in a material reduction of available coverage. Furthermore, the Sub-Adviser shall upon reasonable request provide the Adviser and the Trust with any information it may reasonably require concerning the amount of or scope of such insurance;

(n)none of the Sub-Adviser, its affiliates, or any officer, director or employee of the Sub-Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Sub-Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Sub-Adviser will promptly notify the Adviser and the Trust upon the Sub-Adviser’s discovery of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(o)has adopted, implemented and will maintain written policies and procedures, as required by Rule 206(4)‑7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Adviser, its employees, officers, and agents;

(p)has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser (the policies and procedures referred to in this Section 3.7, along with the policies and procedures referred to in Section 3.6, are referred to herein as the Sub-Adviser’s “Compliance Program”);

(q)shall provide the Adviser and the Trust with reasonable access to records relating to the Compliance Program as they relate to the Funds. The Sub-Adviser will also provide, upon the reasonable request of the Adviser or the Trust, periodic certifications, in a form reasonably acceptable to the Adviser or the Trust, attesting to such written policies and procedures;

(r)shall promptly provide to the Trust’s CCO a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(s)shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as the Sub-Adviser reasonably believes are necessary to protect each Fund’s confidential information and the nonpublic personal information of each Fund’s shareholders. The Sub-Adviser shall promptly notify the Adviser and the Trust of any material violations or breaches of such policies and procedures;

(t)acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Adviser, now and in the future. The Sub-Adviser further agrees to provide to the Trust, the Trust’s administrator, sub-administrator and/or the Trust’s anti-money laundering compliance officer such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation;

(u)agrees to provide reasonable assistance with the liquidity classifications required under each Fund’s liquidity risk management program in accordance with Rule 22e‑4 under the 1940 Act;

(v)will notify the Adviser and the Trust of any assignment (as defined in the 1940 Act) of this Agreement prior to such assignment. Notwithstanding any other provision hereunder, the Sub-Adviser hereby agrees to bear any and all reasonable expenses of the Trust, including but not limited to any costs and expenses (including reasonable attorneys’ fees) related to any regulatory filings, shareholder notifications and solicitation of shareholder approval, if any, arising out of or related to any such assignment of this Agreement; and

(w)acknowledges and agrees that it has not received legal or regulatory advice from the Funds, the Trust, the Adviser or any of their respective employees or representatives, and is not entitled to rely on any statements or omissions by such employees or representatives regarding applicable law or regulation in satisfying its obligations hereunder, including its obligation to comply with all applicable laws and regulations.

The Trust and the Adviser agree that the Sub-Adviser shall not advise or act for the Trust or the Adviser in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held by each Fund or the issuers of such securities.

4.The Adviser’s Duties. The Adviser shall continue to have responsibility for all other services to be provided to each Fund pursuant to its Investment Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement. The Adviser shall also retain direct portfolio management responsibility with respect to any assets of each Fund that are not allocated by the Adviser to the portfolio management of the Sub-Adviser.

5.References to the Sub-Adviser. During the term of this Agreement, the Adviser agrees to furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to sales personnel, shareholders of each Fund or the public, which refer to the Sub-Adviser or its clients in any way (collectively,

“Marketing Materials”), prior to use thereof and not to use such material if the Sub-Adviser reasonably objects in writing within five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to the Sub-Adviser hereunder as set forth in Section 16 (Notices), below, by first-class or overnight mail or via email.

6.Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s reasonable request. The Sub-Adviser further agrees to maintain the records required to be maintained by subsections (b)(1), (b)(5), (b)(9), (b)(10), (b)(11), (e) and (f) of Rule 31a-1 under the 1940 Act and preserve them for the periods prescribed by Rule 31a-2 under the 1940 Act.

7.Expenses. During the term of this Agreement, and unless agreed to specifically in writing otherwise, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Funds shall pay for the cost of purchasing, holding, selling or exchanging securities or other assets for the Funds (including, without limitation, brokerage commissions, custodial fees and expenses and stamp duties, if any).

8.Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee, accrued daily and payable quarterly, in accordance with Schedule A hereto (the “Sub-Advisory Fee”).

9.Services to Others. Trust and Adviser understand that Sub-Adviser performs investment management services for other account and clients and will continue to do so, including, without limitation, currently acting, and may in the future act, as a commodity pool operator (“CPO”), commodity trading adviser (“CTA”), and/or an investment adviser to fiduciary and other managed accounts, and a CPO, CTA, investment adviser, sub-investment adviser, licensor, and/or administrator to, without limitation, other investment companies, collective investment schemes, mutual funds, private funds, commodity pools, exchange-traded products, and other accounts, products, and clients. The Adviser has no objection to the Sub- Adviser’s acts in such capacities, provided that whenever the Funds and one or more other investment companies, pools or accounts advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a manner believed by the Sub-Adviser to be equitable and consistent with its fiduciary obligations to the Funds and such other investment entities. The Adviser recognizes, and has advised the Trust’s Board of Trustees, that in some cases this procedure may adversely affect the size of the position that the Funds may obtain in a particular security. In addition, the Adviser understands, and has advised the Trust’s Board of Trustees, that the persons employed by the Sub-Adviser to assist in performing the Sub-Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. Trust and Adviser agree that Sub-Adviser may give advice or take action with respect to any of its other account and/or clients that may differ from advice given, or the timing or nature of action taken, with respect to the Funds, so long as it is Sub- Adviser’s policy, to the extent practical, to allocate investment opportunities to the Funds over a period of time on a fair and equitable basis relative to other similarly situated clients and accounts. Subject to its fiduciary duties, Sub-Adviser may give advice and take action with respect to any of its other clients and accounts or for the accounts of Sub-Adviser or its partners, officers, employees or other affiliates that may differ from advice given or the timing or nature of action taken with respect to the Funds. Sub-Adviser may, from time to time, come into possession of material nonpublic and other confidential information and may be prohibited from improperly disclosing or using such information for its benefit or for the benefit of any other person, including the Funds.

10.Limitation of Liability. The Adviser will not take any action against the Sub- Adviser to hold the Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the performance of the Sub-Adviser’s duties under this Agreement, except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of duties under this Agreement, or reckless disregard of the obligations and duties under this Agreement.

11.Indemnification.

(a)The Adviser and the Sub-Adviser each agree to indemnify, defend, and hold harmless the other and its affiliates, and their respective officers, directors, partners, managers, employees and authorized agents from and against any and all claims, damages, liabilities, losses, costs and expenses, including reasonable attorneys’ fees and costs (“Losses”), that such party and its affiliates and their respective officers, directors, partners, employees and authorized agents may suffer, which arise out of, result from, are based upon, or relate to (a) any untrue statement of a material fact contained in the Prospectus or any Marketing Materials or the omission or alleged omission from the Prospectus or any Marketing Materials of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Parties’ performance of services under this Agreement and which are caused by the breach of any representation or warranty made hereunder by such party, provided, however, that no indemnity shall be provided under this Section 11(a) in respect of any Losses attributed to (x) any untrue statement of a material fact contained in the Prospectus or any Marketing Materials or the omission or alleged omission from the Prospectus or any Marketing Materials of a material fact required to be stated therein or necessary to make the statements therein not misleading that is made or otherwise contributed to in material part by the purported indemnified party, or (y) said indemnified party’s performance of services under this Agreement, where said untrue statement, material omission or failure to properly perform services was the result of the indemnified party’s gross negligence or reckless disregard of its duties under this Agreement This Section shall survive any termination of this Agreement.

(b)Sub-Adviser will not have breached any obligation to the Trust or the Adviser and will incur no liability from losses in any way related to: (i) the actions of the Trust or the Adviser; (ii) following the directions of the Trust or Adviser, or Sub- Adviser’s failure to follow unlawful or unreasonable directions of the Trust or the Adviser; (iii) any act or omission of the Custodian or other agent of the Trust or Adviser except any omission undertaken or omitted pursuant to and in accordance with the instructions of the Sub-Adviser; or (iv) force majeure or other events beyond the control of Sub-Adviser, including, without limitation, any failure, default or delay in performance resulting from computer failure or breakdown in communications not reasonably within the control of Sub-Adviser.

(c)For the avoidance of doubt, in fulfilling their respective duties hereunder, the Adviser and Sub-Adviser shall be entitled to receive and act upon the advice of counsel to the Trust, or such counsel as the Adviser and the Sub-Adviser may agree upon, with respect to all matters hereunder, and the Adviser and Sub- Adviser shall be without liability for any action reasonably taken or omitted pursuant to such advice.

(d)Certain federal or state securities or other laws may impose liabilities under certain circumstances on persons who otherwise act in good faith, and nothing in this Agreement constitutes a waiver or limitation of any rights that the Trust or Adviser may have under any such applicable federal or state laws whose applicability is not permitted to be contractually waived.

12.Duration and Termination. This Agreement shall become effective as to each Fund as of the effective date of the Trust’s Registration Statement for such Fund, provided that this Agreement has been approved by (i) the vote of a majority of those members of the Trust’s Board of Trustees who are not Parties to this Agreement nor “interested persons” of the Trust, the Sub-Adviser or the Adviser, cast in person, or virtually (if permitted by exemptive or other relief granted by the Securities and Exchange Commission or its staff), at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of each Fund. This Agreement shall remain in effect with respect to each new Fund for a period of two (2) years from its effective date, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect with respect to each Fund thereafter for successive periods of twelve (12) months so long as such continuation is specifically approved at least annually by (a) the vote of a majority of those members of the Trust’s Board of Trustees who are not Parties to this Agreement nor “interested persons” of the Trust, the Sub-Adviser or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Trust’s Board of Trustees or (ii) the vote of a majority of the outstanding voting securities of a Fund, and otherwise complies with the requirements of the 1940 Act.

Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Trust’s Board of Trustees, by the vote of a majority of the outstanding voting securities of the Trust or by the vote of a majority of the outstanding voting securities of a Fund, upon sixty (60) days’ prior written notice to the other Parties, or by the Adviser or the Sub-Adviser if either the Adviser or the Sub-Adviser shall materially breach this Agreement and Adviser or Sub-Adviser has been provided written notice and where such breach remains uncured for a period of sixty (60) days following such notice. In the event that the Trust terminates the Investment Advisory Agreement, this Agreement shall terminate concurrently with such termination. Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least sixty (60) days’ prior notice to Adviser. This Agreement will immediately terminate in the event of its assignment.

In the event this Agreement is terminated on a day other than the last day on which Sub- Adviser’s Sub-Advisory Fee is determined, then (a) Sub-Adviser shall be entitled to a prorated Sub-Advisory Fee through the date of termination in the event Sub-Advisory Fees are calculated and paid in arrears, and (b) Sub-Adviser shall be obligated to refund or return to the Adviser a prorated amount of its Sub-Advisory Fee through the date of termination in the event Sub-Advisory Fees are calculated and paid in advance.

As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning of such terms in the 1940 Act.

13.Amendment of this Agreement. This Agreement may be amended by the Parties only if such amendment is in writing executed by each party hereto and, to the extent required by the 1940 Act or the rules or regulations thereunder (unless an exemptive or other relief granted by the Securities and Exchange Commission or its staff apply), approved by (i) the vote of a majority of those members of the Trust’s Board of Trustees who are not Parties to this Agreement nor “interested persons” of the Trust, the Sub-Adviser or the Adviser, cast in person, or virtually (if permitted by exemptive or other relief granted by the Securities and Exchange Commission or its staff), at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of a Fund.

14.Entire Agreement; Relationship to Prior Agreement. This Agreement sets forth the entire agreement of the Parties with respect to the investment and management of the Funds, and supersedes any prior agreement by the Parties hereto solely with respect to such subject matter. For the avoidance of doubt, this Agreement constitutes a completely separate and independent contract from the First Amended and Restated Investment Sub-Advisory Agreement dated as of the 1st day of September 2024 (the “QDPL/QSIX Sub-Advisory Agreement”). The execution, delivery, performance, breach, or termination of this Agreement shall not affect, limit, modify, or constitute a default under the QDPL/QSIX Sub-Advisory Agreement, nor shall any breach or termination of the QDPL/QSIX Sub-Advisory Agreement affect, limit, modify, or constitute a default under this Agreement. Each agreement shall maintain its own distinct Schedules listing the respective series or funds covered thereunder, and no fund covered under the QDPL/QSIX Sub-Advisory Agreement shall be added to or managed under this Agreement except by a formal written amendment executed by the Parties.

15.Miscellaneous.

(a)Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)This Agreement will be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and will be governed by the laws of the State of Delaware, without application of the principles of conflicts of laws, provided that nothing in this Agreement will be construed in any manner inconsistent with the Investment Company Act, Advisers Act or any rule or regulation of the SEC thereunder. To the extent a dispute or controversy between the parties is not resolved pursuant to Section 19 hereof, any action related to or arising out of or in connection with this Agreement shall be brought only in a federal or state court located in Kent County, Delaware, and each party hereby waives any defense of improper venue, inconvenient forum or other related defense in any such action brought in any such court.

(c)Survival. Any termination of this Agreement shall not however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms, including, without limitation, Sections 3(g), 6, 10, 11, 13, 15(b), 15(d)-(g), and 16.

(d)Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

(e)Risk Acknowledgment. Sub-Adviser will use its best judgment and good faith efforts in rendering services to the Funds. Sub-Adviser’s investment selections on behalf of the Funds shall not constitute legal or tax advice, analysis or opinion. The Trust and Adviser acknowledge that none of the Funds is intended to be a diversified portfolio. The activity in the Funds will involve the use of derivative instruments including, without limitation, futures and options, all of which involve inherent leverage and a high degree of risk. Sub-Adviser does not guarantee future performance or any specific performance, success of its investment decision or strategy, or success of Sub-Adviser’s overall management of the Funds. The Trust and Adviser understand that investment decisions by Sub- Adviser are subject to various market, economic, political, and business risks, and will not always be profitable. Sub-Adviser will provide advice only with respect to the securities, cash, and other investments held in Funds and, in making recommendations for the Funds, Sub-Adviser will not consider any other securities, cash or other investments owned by Trust. Except as otherwise provided by law or herein, Sub-Adviser will not be liable to the Trust, the Adviser or the Funds for (a) any loss that the Funds may suffer by reason of any investment decisions made or other action taken or omitted in good faith by Sub- Adviser with a degree of care, skill, prudence, and diligence under the circumstances that a prudent person acting in a fiduciary capacity would use; (b) any loss arising from Sub-Adviser’s adherence to Adviser’s or Trust’s written or oral instructions or restrictions; or (c) any act or failure to act by administrator or custodian for the Funds, or by any other third party.

(f)Cooperation. All Parties agree to cooperate fully and in good faith with any reasonable request by the other party to respond to any regulatory audit, investigation or inquiry, or legal action related to any of the activities contemplated by this Agreement and shall make its books and records relevant to services under this Agreement available during normal business hours. If any party requires or reasonably believes it needs copies of any records of the other party to respond to any regulatory inquiry or claim or suit from any individual or entity, the party from whom the records are requested shall supply copies of such records in a timely manner. Each party shall make its records relating to services under this Agreement reasonably available to any regulatory authorities, or in any judicial or arbitration proceeding involving another party if said records are the subject of a formal, specific request by such other party. In the foregoing circumstances, the requesting party shall bear all reasonable costs involved with copying and delivering such records.

(g)If any provision of this Agreement is or should become inconsistent with any law or rule of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement or the Parties hereto, the provision will be deemed to be rescinded or modified to the extent required (but only to the extent required) to be consistent with any such law or rule. In all other respects, this Agreement will continue and remain in full force and effect.

16.Confidentiality. Each party agrees that all non-public confidential information concerning the other party which may become available to such party in connection with services, transactions or relationships contemplated in this Agreement shall at all times be treated in strictest confidence and shall not be disclosed to third persons except as (a) may be requested, or required, by law or regulatory authority, including but not limited to any subpoena, administrative, regulatory or judicial demand or court order, (b) to a party’s attorneys, accountants, auditors, insurers, financing sources, affiliated entities, service providers, or other representatives who have a need to know such information and are subject to confidentiality obligations, (c) as otherwise set forth in this Agreement, or (d) upon the prior written approval of the other party.

The Adviser and Sub-Adviser, in an effort to protect each other’s intellectual property and confidential information, have entered into a separate Confidentiality Agreement and that Confidentiality Agreement shall control each party’s obligation regarding the protection of confidential information, intellectual property, and trademarks. Should any section of this Investment Management Agreement as it relates to confidentiality be determined to be in conflict with the separate Confidentiality Agreement, the separate Confidentiality Agreement will control.

17.Waiver. Failure of either party to insist on strict compliance with any of the terms, covenants, and conditions of this agreement shall not be deemed a waiver of such terms, covenants, and conditions, or of any similar right or power hereunder at any subsequent time.

18.Applicable Law. To the extent not inconsistent with applicable law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement contains all the understanding of the Parties as to this engagement.

19.Dispute and Equitable Relief. If any dispute or controversy arises out of or relating to any interpretation, construction, performance, fulfillment of or obligation under this Agreement, the Parties agree to meet and to confer (either in person or telephonically) in a good faith effort to resolve the dispute or controversy. If, after thirty (30) days following the date upon which the notice is first given of the existence of the dispute or controversy by one to the other of the Parties, the dispute or controversy is not fully resolved in writing, then the Parties shall address the dispute or controversy through mediation by JAMS, an alternate dispute resolution provider, in Wilmington, Delaware or some other mutually agreed upon location pursuant to its mediation rules with a mutually agreed upon neutral mediation. The costs of such mediation shall be borne equally by both Parties. If, after sixty (60) days following the date upon which the notice is first given of the existence of the dispute by one to the other of the Parties, the dispute or controversy is not fully resolved through mediation, then the Parties shall settle the dispute or controversy through binding arbitration. The arbitration shall be held in Wilmington, Delaware or some other mutually agreed upon location. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness; provided, however, that the arbitrator shall, when admitting evidence, apply the standard rules of evidence applicable in civil trials as applied by district courts in Delaware pursuant to the Delaware Rules of Civil Procedure. There shall be one (1) arbitrator, who shall be mutually agreed upon by the parties. The arbitrator shall issue their decision in writing within thirty (30) consecutive days after the admission of the final evidence into the arbitration record. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. Each Party shall pay its respective counsel fees and expenses and the Parties shall each pay one half of the costs and expenses of JAMS; provided, however, that, the arbitrator in their decision may, but need not, determine that, in the interests of equity, in addition to any damages, costs or awards for which the non-prevailing Party is found liable, the non-prevailing Party shall pay or reimburse the other Party for all costs, fees and expenses (including but not limited to attorneys’ fees and expenses and all the fees and expenses of JAMS including the costs of its arbitrator and its mediator) if actually paid by the prevailing Party. The arbitration provisions contained in this Section shall not prevent either Party from seeking temporary, preliminary, or injunctive relief from a court of competent jurisdiction pending a final decision by the arbitrator.

    Appeal the Arbitration Award. Either party may appeal the Arbitration Award in accordance with the JAMS optional arbitration appeal procedure (as it exists on the effective date of this agreement). Any arbitration award that (1) is not appealed under the JAMS option Arbitration Appeal Procedure, OR (2) is affirmed or modified by the appeal panel in accordance with the JAMS optional arbitration appeal procedure, shall be final, binding and conclusive upon the Parties, subject only to judicial review provided by statutes governing arbitrations, and a judgment rendered on the arbitration award may be entered in any state or federal court having jurisdiction thereof.

    Punitive Damages and Jury Trials Not Available in Arbitration. The Parties understand that, as provided by Delaware law, punitive damages are not recoverable by any party subject to arbitration, nor are jury trials available in arbitration. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having appropriate jurisdiction.

    Other Arbitration Service Providers. Nothing herein shall limit the right of the Parties to stipulate and agree to conduct the arbitration before and pursuant to the then existing rules of an agreed upon arbitration services provider or the Delaware Bar Association Fee Arbitration Review Board.

20.Force Majeure. Neither party shall be held responsible for any delay or failure in performance of any part of this agreement to the extent such delay or failure is caused by fire, flood, wind, explosion, war, embargo, government requirement, civil or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing party. The affected party will notify the other party in writing within ten (10) days after the beginning of any such cause that would affect its performance. Notwithstanding, if a party’s performance is delayed for a period exceeding thirty (30) days from the date the other party receives notice under this paragraph, the non-affected party will have the right, without any liability to the other party, to terminate this agreement.

21.Notices. All notices under this Agreement shall be given in writing and shall be deemed to have been given and received on the date on which the notice is personally delivered, or, if sent by email, on the date of an email acknowledgment, or, if mailed, on the next business day after which it is deposited with a nationally-recognized express delivery service for next day delivery or the third business day after the date on which it is deposited in the United States mail, if mailed to the attention of the person at the following address, or at such other address(es) as may be designated by notice from such party to all other Parties listed below:

(a)If to Adviser:

Pacer Advisors, Inc.
500 Chesterfield Parkway
Malvern, PA 19355
With copies to:
Bruce Kavanaugh, Executive Vice President
bruce.kavanaugh@pacerfinancial.com

John Ramirez, Counsel
john.ramirez@practus.com

(b)If to Trust:

Pacer Funds Trust
500 Chesterfield Parkway
Malvern, PA 19355

With copies to:
Bruce Kavanaugh
bruce.kavanaugh@pacerfinancial.com

John Ramirez, Counsel
john.ramirez@practus.com

(c)If to Sub-Adviser:

Metaurus Advisors LLC
61 Wilton Rd., 3rd Floor
Westport, CT 06880
operations@metaurus.com

With copies to:

Richard P. Silva, Jr., Senior Managing Director
rsilva@metaurus.com

Ari Burstein, General Counsel
aburstein@metaurus.com

Adam Wan, Head of Operations
awan@metaurus.com

Donald M. Callahan, CFO
dcallahan@metaurus.com

Each party may rely upon any written notice from any person reasonably believed by it to be a genuine and authorized representative of the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACER FUNDS TRUST

/s/ Bruce Kavanaugh
Name: Bruce Kavanaugh
Title: Secretary

PACER ADVISORS, INC.

/s/ Sean E. O'Hara
Name: Sean E. O'Hara
Title: Director

METAURUS ADVISORS LLC

/s/ Donald M. Callahan
Name: Donald M. Callahan
Title: Chief Financial Officer

SCHEDULE A

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A-1

SCHEDULE B
FUNDS

The effective date of the Investment Sub-Advisory Agreement to which this Schedule B is attached, is as of August 21, 2026.

“Funds” means the following:

Pacer Metaurus High Income Autocallable ETF (ACBH)
Pacer Metaurus Enhanced Core Income Autocallable ETF (ACBL)

B-1